Exhibit 10.1

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SUBADVISOR AGREEMENT

This SUBADVISOR AGREEMENT (this “Agreement”) dated as of February 1, 2021, is by and between Axar Capital Management LP (the “Sub-Advisor”) and Cornerstone Trust Management Services LLC (the “Investment Advisor”; each a “Party”, together the “Parties”).

RECITALS:

WHEREAS, the Investment Advisor wishes to engage the Sub-Advisor to provide the Investment Advisor with certain Services as contemplated in this Agreement with respect to the investment and reinvestment of the portfolio assets (the “Investment Assets”) of (i) the statutorily mandated cemetery, funeral home and other trusts and escrow (the “Trusts”) maintained by to Regions Bank (“Regions”) as Trustee or Escrow Agent on behalf of various subsidiaries or affiliates of StoneMor Inc., a Delaware corporation (“StoneMor”) and (ii) certain pooled investment vehicles administered by Regions in which certain of the Trusts participate or invest (the “Pooling Vehicles”) and

WHEREAS, the Sub-Advisor wishes to provide the Investment Advisor with such Services in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investment Advisor and the Sub-Advisor hereby agree as follows:

1. Definitions and Interpretation. The following words and phrases shall have the following meanings when used in this Agreement:

“Affiliate” has the meaning given in Section 3(b).

“Affiliated Person” has the meaning given in Section 10(k).

“Agreement” has the meaning given in the preamble.

“Initial Term” has the meaning given in Section 6(a).

“Investment Advisor” has the meaning given in the preamble.

“Losses” has the meaning given in Section 9(a).

“Other Account” has the meaning given in Section 3(a).

“Party” or “Parties” has the meaning given in the preamble.

“Performance Fee” has the meaning given in Section 7(a).

“Services” has the meaning given in Section 3(a).

“StoneMor Board” has the meaning given in Section 7(b).

“Sub-Advisor” has the meaning given in the preamble.

“Trust Committee” has the meaning given in Section 7(b).

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(a)

Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them under the First Amended and Restated Investment Advisory Agreement between Regions and the Investment Advisor, dated as of January 1, 2021 (as may be amended from time to time, the “Investment Advisory Agreement”).

(b)

References in this Agreement to statutes and any other rules, regulations, statutes, laws or documents shall be to such rules, regulations, statutes, laws or documents as modified, amended, restated and as in force from time to time.

(c)	Headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

(d)	“Including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

2. Engagement of the Sub-Advisor. The Investment Advisor hereby engages the Sub-Advisor and the Sub-Advisor hereby accepts such engagement on the terms and conditions herein set forth.

3. Duties and Responsibilities.

(a)

During the term hereof, the Sub-Advisor agrees to perform the services described in Exhibit A attached hereto and made a part hereof, and such other services as the Parties may mutually agree upon in writing, for the Investment Advisor in respect of the Investment Assets (collectively, the “Services”). It is understood that the Sub-Advisor shall be an independent contractor of the Investment Advisor, and nothing in this Agreement shall be construed to create a partnership, a joint venture, an employment arrangement or any similar relationship. Both Parties acknowledge that the Sub-Advisor is not an employee of the Investment Advisor for state or federal tax purposes. The Sub-Advisor currently performs services for various clients (the “Other Accounts”) and shall retain the right to perform services for others during the term of this Agreement; provided that Sub-Advisor shall perform the Services in a manner consistent with its fiduciary duty as an investment adviser and in compliance with all applicable laws and regulations. Further, Sub-Advisor acknowledges and agrees any recommendation made by Sub-Advisor involving Investment Assets that, if implemented, would constitute a transaction described in Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended, or any successor provision thereto (without regard to the dollar thresholds in such Item 404(a)) shall be disclosed to the Trust Committee as required due diligence for the Trust Committee’s review before final approval of such pending transaction or recommendation by the Trust Committee, in addition to any other approval required by StoneMor’s governance policies.

(b)

Delegation. The Sub-Advisor, with the prior written approval of Investment Adviser, may delegate the performance of any of the Services under this Agreement to any person subject to and on the basis of the provisions of this Section 3, including an entity which controls, is controlled by, or under common control with the Sub-Advisor (an “Affiliate”). In connection with any such delegation, the Sub-Advisor may provide information about the Investment Advisor and the Investment Assets. The Sub-Advisor shall be responsible for the costs of any such delegation including, without limitation, the fees and expenses of the delegate. The Sub-Advisor shall at all times remain liable for the acts and omissions of any of its delegates in the performance or non-performance of the Services.

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4. Delivery of Documents. The Investment Advisor shall furnish to the Sub-Advisor copies of any documents, materials or information that the Sub-Advisor may reasonably require to enable it to perform its duties pursuant to this Agreement, including (i) any notices provided to the Investment Advisor by Regions or any other party with respect to the Investment Assets; (ii) all StoneMor contractual obligations (including but not limited to those arising under any StoneMor indenture), and (iii) all Investment Advisor and StoneMor internal policies (including but not limited to the Investment Advisor’s compliance manual, conflicts of interest policy and code of ethics).

5. Personnel. Sub-advisor acknowledges that the Investment Advisor intends to hire a new employee to support its compliance and investment management functions. Sub-advisor may provide input regarding the selection of such employee, and agrees to work with such employee when hired.

6. Term, Termination and Survival.

(a)

This Agreement shall commence on the date of this Agreement and remain in effect until December 31, 2021 (the “Initial Term”). After the Initial Term, this Agreement shall automatically renew for successive one-year terms thereafter, unless this Agreement is (i) terminated by the either Party upon ninety (90) days’ written notice to the other Party, or (ii) the Investment Advisory Agreement is terminated pursuant to Section 5 of the Investment Advisory Agreement.

(b)

Upon termination of this Agreement, the Sub-Advisor will be paid any earned and unpaid Performance Fees for the period through the date of termination, together with reimbursement for the cost of general back office and administrative support through the date of termination contemplated by Section 7 hereof.

(c)	The provisions of Sections 7 (Fees and Responsibility for Costs), 8 (Confidentiality), 9 (Exculpation;Indemnification), and 10 (Miscellaneous) shall survive termination of this Agreement.

7. Fees and Expenses.

(a)

In consideration of the Services to be performed and covenants given by the Sub-Advisor herein, the Sub-Advisor shall receive, and the Investment Advisor shall pay the Sub-Advisor, quarterly in arears, a quarterly performance fee (the “Performance Fee”) equal to:

(i)	Through December 31, 2021: 1.25 basis points each quarter on the value of the Investment Assets as of the end of such quarter; and

(ii)	2022 and thereafter: 2.5 basis points each quarter on the value of the Investment Assets as of the end of such quarter;

provided, that to the extent that a Trust is invested in a Pooling Vehicle, the calculation of the Performance Fee shall be adjusted to avoid any duplication of value.

(b)

For purposes of this Section 7, the parties agree that Regions shall be responsible for valuing the Investment Assets, as described in Sections 7(a) and 7(b) of the Investment Advisory Agreement. The Investment Advisor agrees to promptly provide the Sub-Advisor all valuations provided to it by Regions. Regions’ determination as to the value of the Investment Assets shall be conclusive upon the parties for purposes of this Agreement.

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8. Confidentiality

(a)

The Sub-Advisor will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as needed to perform its responsibilities and duties hereunder and will keep confidential any non-public information obtained directly as a result of this service relationship, and the Sub-Advisor shall disclose such non-public information only if (i) the Investment Advisor has authorized such disclosure by prior written consent, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) such information becomes ascertainable from public or published information or trade sources, (iii) such disclosure is expressly required or requested by applicable federal or state regulatory authorities or is otherwise reasonably required in order to comply with applicable law, rule or regulation, (iv) requested by the Investment Advisor or Regions or (v) such disclosure is reasonably required by the Sub-Advisor or its professional advisers, accountants, administrator, custodians, auditors, counterparties and other authorized employees and agents in the performance of their professional services. Notwithstanding the above and for the avoidance of doubt, the Sub-Advisor may use and disclose records and information, including trading history, portfolio holdings, performance information and total return as reasonably required for the preparation of the Sub-Advisor’s track record and its inclusion in the Sub-Advisor’s marketing materials, as part of investor due diligence requests concerning similar investor products, and as required by the Sub-Advisor’s regulators, including the SEC.

(b)

The Investment Advisor will not disclose or use the information, records or recommendations supplied by the Sub-Advisor pursuant to this Agreement in any manner except as expressly authorized in this Agreement. The Investment Advisor shall disclose such information, records and/or recommendations only if (i) the Sub-Advisor has authorized such disclosure by prior written consent, (ii) such information or recommendations becomes ascertainable from public or published information or trade sources, (iii) the Investment Advisor determines such disclosure is required or requested by applicable federal or state regulatory authorities or agencies, or is reasonably required in order to comply with applicable law, rule or regulation, (iv) requested by the Sub-Advisor or (v) such disclosure is reasonably required by such persons as the Investment Advisor may designate in connection with the Trusts and Pooling Vehicles. Notwithstanding the above and for the avoidance of doubt, the Investment Advisor may disclose such information (i) to StoneMor, the Board of Directors of StoneMor (the “StoneMor Board”) and any committee of the StoneMor Board (including, for clarity, the Trust and Compliance Committee of the StoneMor Board (“Trust Committee”), provided that the Investment Advisor and such receiving party take reasonable steps to keep such information confidential, and (ii) as required by Regions and StoneMor in furtherance of the obligations of each to the Trusts and Pooling Vehicles.

9. Exculpation; Indemnification.

(a)

To the greatest extent permitted by law, the Sub-Advisor shall not be liable for any expenses, losses, damages, liabilities, demands, charges and claims of any kind or nature whatsoever (including, without limitation, any legal expenses and costs and expenses relating to investigating or defending any demands, charges and claims) (“Losses”) by or with respect to any matters pertaining to this Agreement or the services provided hereunder, except to the extent that such Losses are actual Losses proven with reasonable certainty, are not speculative, are proven to have been fairly within the contemplation of the parties as of the date hereof, and

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are determined by a court of competent jurisdiction or an arbitration panel in a final non-appealable judgment or order to have been the direct result of an act or omission taken or omitted by the Sub-Advisor during the term hereof which constitutes gross negligence, willful misconduct, bad faith, illegal conduct or reckless disregard of its obligations under this Agreement. Without limiting the generality of the foregoing, the Sub-Advisor will not be liable for (i) any indirect, special, incidental or consequential damages or other Losses (regardless of whether such damages or other Losses were reasonably foreseeable); (ii) any inaccuracy or breach of the Investment Advisor’s representations, warranties, covenants or agreements contained herein; or (iii) the Investment Advisor’s acts or omissions or any Losses resulting from the Sub-Advisor following the Investment Advisor’s instructions or using inaccurate, outdated or incomplete information furnished by Investment Advisor or any third party. the Sub-Advisor shall not be responsible for any Losses incurred after termination of this Agreement. U.S. federal and state securities laws and ERISA impose liabilities under certain circumstances on persons who act in good faith; nothing herein shall constitute a waiver or limitation of any rights which Investment Advisor may have, if any, under any applicable U.S. federal and state securities laws or ERISA. Except as provided in clause (d) below, the Investment Advisor’s rights under this clause (a) shall be the Investment Advisor’s exclusive remedy for any breach by the Sub-Advisor under this Agreement.

(b)

To the greatest extent permitted by law, the Investment Advisor agrees that the Sub-Advisor shall have no liability for, and the Investment Advisor agrees to reimburse, indemnify and hold the Sub-Advisor, it affiliates, and their partners, directors, officers and employees and any person controlled by or controlling the Sub-Advisor (collectively, the “Sub-Advisor Indemnified Parties”) harmless from: all Losses that (i) result from: (A) any misrepresentation, act or omission or any alleged misrepresentation, act or omission by the Investment Advisor or the Investment Advisor’s previous or other advisers or agents, (B) any inaccuracy or breach of the Investment Advisor’s representations, warranties, covenants or agreements contained herein, (C) the Sub-Advisor following the Investment Advisor’s agent’s directions or failing to follow the Investment Advisor’s or their unlawful or unreasonable directions, (D) any of the Investment Advisor’s actions or the actions of the Investment Advisor’s previous or other advisers or other agents, or (E) the failure by any person not controlled by the Sub-Advisor to perform any obligations to the Investment Advisor; or (ii) arise out of or relate to any demand, charge or claim in respect of a Sub-Advisor Indemnified Party’s acts, omissions, transactions, duties, obligations or responsibilities arising pursuant to this Agreement, unless (y) a court with appropriate jurisdiction shall have determined by a final judgment that is not subject to appeal that such Sub-Advisor Indemnified Party is liable in respect of the demands, charges and claims referred to in this subparagraph or (z) such the Sub-Advisor Indemnified Party shall have settled such demands, charges and claims without the Investment Advisor’s consent. The Investment Advisor further agrees to indemnify and hold the Sub-Advisor Indemnified Parties harmless from and against all Losses resulting from, in connection with, or arising out of any actions taken or not taken by any of the Sub-Advisor Indemnified Parties in good faith reliance on representations made by or on behalf of the Investment Advisor in this Agreement, which will survive the termination of this Agreement.

(c)

In the event that any Sub-Advisor Indemnified Party becomes involved in any capacity in any action, proceeding, or investigation brought by or against any person in connection with any matter arising out of or in connection with this Agreement, the Investment Advisor agrees to periodically (but no less than on a quarterly basis) advance funds to (or reimburse) that Sub-Advisor Indemnified Party for the legal and other expenses (including the cost of any investigation and preparation) it expects to incur (or has incurred) in connection therewith,

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provided that the Sub-Advisor Indemnified Party will promptly repay to the Investment Advisor the amount of any such advanced or reimbursed expenses paid to it if a court having appropriate jurisdiction shall have determined by a final judgment that is not subject to appeal that the Sub-Advisor Indemnified Party is not entitled to be indemnified by the Investment Advisor in connection with such action, proceeding or investigation.

(d)

The Investment Advisor shall have no liability for and Sub-Advisor agrees to reimburse, indemnify and hold the Investment Advisor, its affiliates (including the Board and Trust Committee) and their respective partners, directors, officers and employees (collectively, the “Investment Advisor Indemnified Parties”), harmless from all expenses, losses or damages that result from Sub-Advisor’s gross negligence, willful misconduct or breach of federal securities laws in connection with the Services provided hereunder unless (i) a court with appropriate jurisdiction shall have determined by a final judgment which is not subject to appeal that such Investment Advisor Indemnified Party is liable in respect of the demands, charges and claims referred to in this paragraph or (ii) the Investment Advisor Indemnified Party shall have settled such demands, charges or claims without Sub-Advisor’s consent.

10. Miscellaneous.

(a)

Entire Agreement. This Agreement supersedes any and all other agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the Parties with respect thereto. The Sub-Advisor and the Investment Advisor hereby agree that the terms of this Agreement shall remain effective regardless of the existence of any entireties clause, or similar clause, in any other contract or agreement between the Parties, whether now existing or later arising, except to the extent the provisions of this Agreement are waived through specific reference to this Agreement therein.

(b)

Modification. No change or modification of this Agreement shall be valid or binding upon the Parties hereto, nor shall any waiver of any term or condition in the future be so binding, unless such change, modification or waiver shall be in writing and signed by the Parties hereto.

(c)

GOVERNING LAW. THE INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AS MAY BE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY IN THE STATE OF NEW YORK, WITHOUT REGARD TO CHOICE OF LAW PROVISIONS.

(d)

Arbitration. The Sub-Advisor and the Investment Advisor agree to settle by binding arbitration any dispute or controversy between the Sub-Advisor and the Investment Advisor and/or any of the Investment Advisor’s officers, employees, directors, or agents which in any way arises out of or relates to this Agreement or the Services. Such arbitration shall be conducted in New York, New York by the American Arbitration Association under the Commercial Arbitration rules then in effect. Either the Sub-Advisor or the Investment Advisor may initiate arbitration by serving or mailing a written notice to the other Party. Any award entered by the arbitrator(s) shall be final and judgment thereon may be entered in any court having jurisdiction. The prevailing Party shall be entitled to recovery of costs, fees (including attorneys’ fees), and/or taxes paid or incurred in obtaining the award. Furthermore, any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the Party resisting enforcement of the award.

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(e)	Assignment. The Sub-Advisor shall not assign this Agreement or any of its rights or obligations hereunder without the consent of the Investment Advisor.

(f)	Binding Effect. This Agreement shall be binding upon the Parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs, and permitted assigns.

(g)	Waiver of Breach. A waiver by either Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other breach.

(h)

Notice. All notices and other communications given pursuant to this Agreement shall be in writing and shall be (i) mailed by first class mail, postage prepaid, registered or certified with return receipt requested, such notice to be effective upon the expiration of three (3) business days after deposit, or (ii) delivered by courier or in person to the intended addressee, such notice to be effective upon delivery. For the purposes of notice, the addresses of the Parties shall be as set forth below. Each Party may change its address for notice hereunder to any other address by giving at least thirty (30) days’ prior written notice of such change in the manner provided for in this Section 10(h).

Sub-Advisor:	Axar Capital Management LP 1330 Avenue of the Americas, 30th Floor New York, NY 10019 Attn: Ricardo Mosquera

The Investment Advisor:	StoneMor Inc. 3600 Horizon Boulevard, Suite 100 Trevose, PA 19053 Attn: General Counsel

(i)

Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations. If any provision of this Agreement, or any application thereof to any person or circumstance, shall, for any reason and to any extent, be invalid or unenforceable, and the extent of the invalidity or unenforceability does not destroy the basis of the bargain between the Parties as contained herein, the remainder of this Agreement and/or the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the fullest extent permitted by law.

(j)

No Third-Party Beneficiaries. Except with respect to Sub-Advisor Indemnified Parties and Investment Advisor Indemnified Parties, this Agreement is not intended to and shall not convey any rights to persons who are not a Party to this Agreement.

(k)

Non-Exclusivity. The Sub-Advisor’s Services to the Investment Advisor under this Agreement are not being provided on an exclusive basis. It is acknowledged by the Investment Advisor that the Sub-Advisor, its affiliates and any of their respective directors, partners, managers, members, officers and employees (collectively, the “Affiliated Persons”) perform investment advisory services for Other Accounts. The Investment Advisor agrees that the Sub-Advisor may give recommendations and take action with respect to any of its or their Other Accounts which may differ from, or be contrary to, recommendations given or the timing or nature of action taken with respect to the Investment Assets and the Sub-Advisor shall not be obligated to give the Investment Assets treatment that is more favorable than or preferential to that provided to Other Accounts. It is understood that the Sub-Advisor shall not have any obligation to purchase or sell, or to recommend for purchase or sale, any security which the Sub-Advisor

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or any Affiliated Person may purchase or sell for its or their own accounts or for the account of any Other Account and nothing contained herein shall limit or otherwise restrict the Sub-Advisor or any Affiliated Person from purchasing, selling or trading securities for its or their own account in a manner consistent with federal securities laws.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of February 1, 2021.

INVESTMENT ADVISOR	By:	/s/ Austin K. So
	Printed Name:	Austin K. So
	Title:	President and Chief Compliance Officer

SUBADVISOR:	By:	/s/ Andrew M. Axelrod
	Printed Name:	Andrew Axelrod
	Title:	Authorized Signatory

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EXHIBIT “A” TO SUBADVISOR AGREEMENT – SERVICES

Generally, the Sub-Advisor will provide the following services:

•

Advise the Investment Advisor and, at the reasonable request of Investment Advisor, Regions with respect to the allocation of the Investment Assets on a non-discretionary basis using the Sub-Advisor’s personnel, including providing advice concerning portfolio allocation among strategies;

•

Oversee, on a day to day basis, any subcontractors or external managers engaged by Investment Advisor to provide advice with respect to the Investment Assets, including, currently, Goldman Sachs & Co. LLC (“GS”) and Cambridge Associates LLC, and oversee the transition of the custody of the fixed-income portfolio from GS to the Bank of New York Mellon as custodian;

•	Provide quarterly investment performance reports and analytics to the Trust Committee (as defined herein);

•	Meet with the Trust Committee on a quarterly basis to discuss performance and portfolio allocation strategy;

•	Provide the Trust Committee with monthly updates (which may be by email) concerning investment performance of the Investment Assets;

•

As requested by the Investment Adviser from time to time, perform those tasks and responsibilities delegated by the Trust Committee to the Investment Adviser, as identified in the StoneMor Trust Committee Investment Policy Statement, as it may be amended from time to time upon written notice to the Sub-Advisor; provided that no amendment shall increase the tasks and responsibilities required of the Sub-Advisor without the consent of the Sub-Advisor; and

•

As requested by the Investment Adviser, assist the Investment Advisor in fulfilling its obligations under the Investment Advisory Agreement by providing general back office and administrative support with Sub-Advisor personnel to the Investment Advisor and/or, at Investment Advisor’s reasonable request, to Regions directly.

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